Exhibit 99.1

TEVA PHARMACEUTICAL INDUSTRIES LIMITED

2010 LONG-TERM EQUITY-BASED INCENTIVE PLAN

1. Purpose.

The purpose of the Plan is to assist the Company (a) in attracting, retaining, motivating, and rewarding certain key employees, officers and directors of and consultants to the Company and its Affiliates, and (b) promoting the creation of long-term value for shareholders of the Company by closely aligning the interests of such individuals with those of such shareholders. The Plan authorizes the award of Share-based incentives to Eligible Persons to encourage such persons to expend their maximum efforts in the creation of shareholder value. The Plan shall serve as the primary plan under which equity-based incentives are awarded on a worldwide basis to Eligible Persons.

2. Definitions.

For purposes of the Plan, the following terms shall be defined as set forth below:

(a) “2005 Plan” means the Teva Pharmaceutical Industries Limited 2005 Omnibus Long-Term Share Incentive Plan.

(b) “ADS” means an American Depositary Share, which represents one Ordinary Share.

(c) “Affiliate” means, with respect to any entity, any other entity that, directly or indirectly through one or more intermediaries, controls, is controlled by, or is under common control with, such entity and any other entity determined by the Committee to be an “Affiliate” for purposes of this Plan.

(d) “Award” means an Option, a Restricted Share, a Restricted Share Unit, a Share Appreciation Right, or any other Share-based award granted under the Plan.

(e) “Award Agreement” means a written agreement (which may be in electronic form) between the Company and a Participant evidencing the terms and conditions of such Participant’s Award.

(f) “Board” means the Board of Directors of the Company.

(g) “Cause” means, in the absence of an effective employment agreement between a Participant and the Employer otherwise defining Cause, (i) a Participant’s conviction of or indictment for any criminal act (whether or not involving the Company or its Affiliates) (A) constituting a felony, (B) evidencing moral turpitude, or (C) that has, or could reasonably be expected to result in, an adverse impact on the performance of the Participant’s duties to the Employer, or otherwise has, or could reasonably be expected to result in, an adverse impact to the business or reputation of the Company or its Affiliates; (ii) conduct of the Participant, in connection with his or her employment, that has, or could reasonably be expected to result in, material injury to the business or reputation of the Company or its Affiliates; (iii) any material violation of the policies of the Company or its Affiliates, including, but not limited to those relating to sexual harassment, corruption, the disclosure or misuse of confidential information, or those set forth in the manuals or statements of policy of the Company or its Affiliates; or (v) willful neglect in the performance of the Participant’s duties for the Employer or willful or repeated failure or refusal to perform such duties; provided, however, that if, subsequent to the Participant’s voluntary Termination for any reason or involuntary Termination by the Company or an Affiliate without Cause, it is discovered that the Participant’s employment could have been terminated for Cause, such Participant’s employment shall be deemed to have been terminated for Cause. In the event there is an effective employment agreement between a Participant and the Employer defining Cause, “Cause” shall have the meaning provided in such agreement, and a Termination by the Employer for Cause hereunder shall not be deemed to have occurred unless all applicable notice and cure periods in such employment agreement are complied with.

(h) “Change in Control” means:

(i) a change in ownership or control of the Company effected through a transaction or series of transactions (other than an offering of Shares to the general public through a registration statement filed with the Securities and Exchange Commission) whereby any “person” (as defined in Section 3(a)(9) of the Exchange Act) or any two or more persons deemed to be one “person” (as used in Sections 13(d)(3) and 14(d)(2) of the Exchange Act), other than the Company or any of its Affiliates, or an employee benefit plan maintained by the Company or any of its Affiliates, directly or indirectly acquire “beneficial ownership” (within the meaning of Rule 13d-3 under the Exchange Act) of securities of the Company possessing more than fifty percent (50%) of the total combined voting power of the Company’s securities outstanding immediately after such acquisition;

(ii) the date upon which individuals who, as of the Effective Date, constitute the Board (the “Incumbent Board”), cease for any reason to constitute at least a majority of the Board; provided, however, that any individual becoming a director subsequent to the date hereof whose election, or nomination for election by the Company’s shareholders, was approved by a vote of at least two-thirds (2/3) of the directors then constituting the Incumbent Board shall be considered as though such individual were a member of the Incumbent Board, but excluding, for this purpose, any such individual whose initial assumption of office occurs as a result of an actual or threatened election contest with respect to the election or removal of directors or other actual or threatened solicitation of proxies or consents by or on behalf of a person other than the Board; or

(iii) the sale or disposition, in one or a series of related transactions, of all or substantially all of the assets of the Company to any “person” (as defined in Section 3(a)(9) of the Exchange Act) or to any two or more persons deemed to be one “person” (as used in Sections 13(d)(3) and 14(d)(2) of the Exchange Act) other than the Company’s Affiliates.

(i) “Code” means the United States Internal Revenue Code of 1986, as amended from time to time, including regulations thereunder and successor provisions and regulations thereto.

(j) “Committee” means a committee of the Board consisting of two or more members of the Board, each of whom shall be an “independent director” as defined under the rules and regulations of The Nasdaq Stock Market, Inc. (“NASDAQ”), and at least one of whom shall be a “statutory independent director” (as defined under the Companies Act); provided, that to the extent necessary to comply with applicable law, the Board shall be deemed to be the Committee for purposes of this Plan. Unless otherwise determined by the Board, the HR and Compensation Committee of the Board shall act as the Committee hereunder.

(k) “Companies Act” means the Israeli Companies Law.

(l) “Company” means Teva Pharmaceutical Industries Limited, an Israeli corporation.

(m) “Consultant” means each person who provides substantial services to the Company and/or its Affiliates and is designated as eligible by the Committee. For purposes of the Plan, in the case of a Consultant, references to employment shall be deemed to refer to such Consultant’s service in such capacity.

(n) “Disability” means, in the absence of an effective employment agreement between a Participant and the Employer otherwise defining Disability, the permanent and total disability of such Participant as defined by applicable law or in the applicable Subplan. In the event there is an effective employment agreement between a Participant and the Employer defining Disability, “Disability” shall have the meaning provided in such agreement.

(o) “Effective Date” means the date on which this Plan is approved by the shareholders of the Company at the 2010 annual meeting of shareholders.

(p) “Eligible Person” means (i) each employee of the Company or of any of its Affiliates, including each such person who may also be a director of the Company and/or its Affiliates; (ii) each non-employee director of the Company and/or its Affiliates, (iii) each Consultant; and (iv) any person who has accepted an offer of employment from or entered into a agreement to provide consulting services with the Company or its Affiliates; provided, however, that any such person may not receive any payment or exercise any right relating to an Award until such person has commenced employment or service with the Company or its Affiliates. An employee on an approved leave of absence (including maternity leave) shall be considered as still in the employment of the Company or its Affiliates for purposes of eligibility for participation in the Plan.

(q) “Employer” means either the Company or an Affiliate of the Company by which the Participant is principally employed or to which the Participant provides services (including services as a non-employee director), as applicable (in each case determined without regard to any transfer of an Award).

(r) “Exchange Act” means the United States Securities Exchange Act of 1934, as amended from time to time, including rules thereunder and successor provisions and rules thereto.

(s) “Expiration Date” means the date upon which the term of an Option expires, as determined under Section 5(b) hereof.

(t) “Fair Market Value” means, as of any date when the Shares are listed on one or more United States securities exchanges, the closing price reported on the principal United States national securities exchange on which such Shares are listed and traded on such date, or, if not quoted on such date, then on the last preceding date on which the Shares were quoted. If the Shares are not listed on a United States exchange, or representative quotes are not otherwise available, the Fair Market Value shall mean the amount determined by the Board in good faith, and in a manner consistent with Section 409A of the Code, to be the fair market value per Share.

(u) “Full Value Award” shall have the meaning set forth in Section 4(b)(i) hereof.

(v) “Incentives” shall have the meaning ascribed to such term in the 2005 Plan.

(w) “Incumbent Board” shall have the meaning set forth in Section 2(g)(ii) hereof.

(x) “Option” means a conditional right, granted to a Participant under Section 5 hereof, to purchase one Share at a specified price during a specified period. No Option granted pursuant to this Plan shall be considered an “incentive stock option” (within the meaning ascribed to such term in Section 422 of the Code).

(y) “Ordinary Shares” means the Company’s ordinary shares, par value NIS 0.1 per share.

(z) “Participant” means an Eligible Person who has been granted an Award under the Plan, or if applicable, such other person or entity who holds an Award.

(aa) “Performance Objectives” means performance objectives based on one or more of the following criteria that are related to the performance of an individual Participant or the Employer, division, department, or function within the Company or the Participant’s Employer and may be measured on an absolute or relative basis: return on equity; diluted earnings per share; net earnings; total earnings; earnings growth; return on capital; working capital turnover; return on assets; earnings before interest and taxes; earnings before interest, taxes, depreciation, and amortization; sales; sales growth; gross margin; return on investment; increase in the fair market value per share; share price (including but not limited to, growth measures and total shareholder return); operating profit; cash flow (including, but not limited to, operating cash flow and free cash flow); cash flow return on investment (which equals net cash flow divided by total capital); inventory turns; financial return ratios; total return to shareholders; market share; earnings measures/ratios; economic value added; balance sheet measurements including (but not limited to receivable turnover); internal rate of return; and expense targets.

(bb) “Plan” means this Teva Pharmaceutical Industries Limited 2010 Long-Term Equity-Based Incentive Plan. The Plan shall be deemed to include any Subplans, supplements to or amendments, restatements or alternative versions of this Plan or any Subplan approved by the Board which, in the aggregate, shall constitute one Plan governed by the terms set forth herein.

(cc) “Qualified Member” means a member of the Committee who is a “Non-Employee Director” within the meaning of Rule 16b-3 of the Exchange Act and an “outside director” within the meaning of Treasury Regulation § 1.162-27(c) under Code Section 162(m).

(dd) “Qualifying Retirement” means the Termination by a Participant (i) who has attained the statutory retirement age in the country in which such Participant is then a resident or primarily employed, or if there is no statutory retirement age in the applicable country, the age set forth in the applicable Subplan, or (ii) whose Termination meets guidelines for Qualifying Retirements under the Plan approved by the Board or the Committee.

(ee) “Qualifying Committee” shall have the meaning set forth in Section 3(b) hereof.

(ff) “Restricted Share” means a Share granted to a Participant under Section 6 hereof that is subject to certain restrictions and to a risk of forfeiture.

(gg) “Restricted Share Unit” means a notional unit representing the right to receive one Share (or the cash value of one Share, if so determined by the Committee) on a specified settlement date.

(hh) “Securities Act” means the United States Securities Act of 1933, as amended from time to time, including rules thereunder and successor provisions and rules thereto.

(ii) “Share” means an Ordinary Share and/or an ADS, as the context may require, and such other securities as may be substituted for such Share pursuant to Section 9 hereof.

(jj) “Share Appreciation Right” means a conditional right to receive an amount equal to the increase in the Fair Market Value of one Share over a specified period. Share Appreciation Rights shall be settled in Shares, or, if set forth in the applicable Award Agreement or in accordance with Section 9 hereof, in cash.

(kk) “Subplan” shall have the meaning set forth in Section 3(a) hereof.

(ll) “Termination” means the termination of a Participant’s employment or service, as applicable, with the Employer; provided, however, that (i) the transfer of employment or service, as applicable, to another Employer, (ii) the change of a Participant’s status in relation to the Employer from an employee to a Consultant or vice versa and (iii) such other change of a Participant’s status in relation to the Employer if so determined by the Committee at the time of such change in status, will not be deemed to be a Termination hereunder. Unless otherwise determined by the Committee, in the event that any Employer ceases to be an Affiliate of the Company (by reason of sale, divesture, spin-off or other similar transaction), unless a Participant’s employment or service with such Employer is transferred to another entity that would constitute an Employer immediately following such transaction, such Participant shall be deemed to have suffered a Termination hereunder as of the date of the consummation of such transaction.

3. Administration.

(a) Authority of the Board. The Board has the exclusive authority to approve one or more subplans that will be established, within the parameters and according to the overall terms and provisions of the Plan, to facilitate local administration of the Plan in any jurisdiction in which the Company or its Affiliates operate and to conform the Plan to the legal requirements of any such jurisdiction or to allow for favorable tax treatment under any applicable provision of tax law (each a “Subplan”).

(b) Authority of the Committee. Except as otherwise provided herein or required under applicable law, the Plan shall be administered by the Committee. The Committee shall have full and final authority, in each case subject to and consistent with the provisions of the Plan, to (i) allocate from within the aggregate number of Shares covered by the Plan, a portion thereof to be specifically utilized in connection with each of the Subplans, and determine the types of Awards available for grant under each Subplan; (ii) establish, as permitted by law, policies, guidelines or parameters applicable to Awards granted under the Subplans; (iii) select Eligible Persons to become Participants; (iv) grant Awards (other than Awards to members of the Board, which must be approved in accordance with the Companies Act); (v) determine the type, number of Shares subject to, and other terms and conditions of, and all other matters relating to, Awards; (vi) prescribe Award Agreements (which need not be identical for each Participant) and rules and regulations for the administration of the Plan and each of the Subplans; (vii) construe and interpret the Plan, any Subplan and any Award Agreement and correct defects, supply omissions, or reconcile inconsistencies therein; (viii) suspend the right to exercise Awards during any period that the Committee deems appropriate to comply with applicable securities laws, and thereafter extend the exercise period of an Award by an equivalent period of time; and (ix) make all other decisions and determinations as the Committee may deem necessary or advisable for the administration of the Plan and each Subplan. Any action of the Committee shall be final, conclusive, and binding on all persons, including, without limitation, the Company, its Affiliates, Eligible Persons, Participants, and beneficiaries of Participants.

(c) Manner of Exercise of Committee Authority. At any time that a member of the Committee is not a Qualified Member, (i) any action of the Committee relating to an Award intended by the Committee to qualify as “performance-based compensation” within the meaning of Section 162(m) of the Code may be taken by a subcommittee, designated by the Committee or the Board, composed solely of two or more Qualified Members (a “Qualifying Committee”); and (ii) any action relating to an Award granted or to be granted to a Participant who is then subject to Section 16 of the Exchange Act in respect of the Company may be taken either by such a Qualifying Committee, or by the Committee but with each such member who is not a Qualified Member abstaining or recusing himself from such action; provided, that upon such abstention or recusal, the Committee remains composed of two or more Qualified Members. Any action authorized by such a Qualifying Committee or by the Committee upon the abstention or recusal of such non-Qualified Member(s) shall be deemed to be the action of the Committee for purposes of the Plan. The express grant of any specific power to the Committee, and the taking of any action by the Committee, shall not be construed as limiting any power or authority of the Committee.

(d) Delegation. To the extent permitted by applicable law, the Committee may delegate to officers or employees of the Company or any of its Affiliates, or committees thereof, the authority, subject to such terms as the Committee shall determine, to perform such functions, including but not limited to administrative functions, as the Committee may determine appropriate. The Committee may appoint agents to assist it in administering the Plan. Notwithstanding the foregoing or any other provision of the Plan to the contrary, any Award granted under the Plan to any person or entity who is not an employee of the Company or any of its Affiliates (including any non-employee director of the Company or any Affiliate) or to any person who is subject to Section 16 of the Exchange Act shall be expressly approved by the Committee or Qualifying Committee in accordance with subsection (b) above.

4. Shares Available under the Plan.

(a) Number of Shares Available for Delivery. Subject to adjustment as provided in Section 9 hereof, the total number of Shares reserved and available for delivery in connection with Awards under the Plan shall be seventy million (70,000,000). No Incentives will be granted under the 2005 Plan on or after the Effective Date. In no event shall an Award be granted under this Plan if, as a result of such grant, the average number of Shares underlying Awards granted during each of the three 12-month periods ending on the date such Award is granted exceeds 2.0% of the Company’s then outstanding Shares. Shares delivered under the Plan shall consist of authorized and unissued Shares or previously issued Shares reacquired by the Company or its Affiliates on the open market or by private purchase. In no event shall fractional shares be issued under the Plan. No more than 50% of the Awards granted under this Plan may involve Full Value Awards.

(b) Share Counting Rules. The Committee may adopt reasonable counting procedures to ensure appropriate counting, avoid double counting (as, for example, in the case of tandem or substitute Awards) and make adjustments if the number of Shares actually delivered differs from the number of shares previously counted in connection with an Award.

(i) The total number of available Shares will be reduced by one Share for every Option or Share Appreciation Right that is awarded, and any Award other than an Option or Share Appreciation Right (each, a “Full-Value Award”) shall reduce the pool by the ratio of the fair value of a Full-Value Award to the fair value of an Option or Share Appreciation Right, as applicable, determined on or about the date on which the Full-Value Award is granted, based on valuation methods reasonably determined by the Committee (for example, in the event such ratio is 1:3, a Full-Value Award representing one Share will reduce the pool by three Shares).

(ii) To the extent that an Award expires or is canceled, forfeited, settled in cash, or otherwise terminated without a delivery to the Participant of the full number of Shares to which the Award related, the number of Shares that were reduced from the total number of available Shares pursuant to Section 4(b)(i) above on account of such undelivered shares will again be available for grant. Conversely, the number of Shares that were reduced from the total number of available Shares pursuant to Section 4(b)(i) above on account of (x) Shares withheld in payment of the exercise price or taxes relating to an Award, or (y) Shares surrendered in payment of any exercise price or taxes relating to an Award, shall constitute shares delivered to the Participant and shall not be deemed to again be available for Awards under the Plan.

(iii) Notwithstanding anything herein to the contrary, equity-based awards assumed or substituted by the Company or its Affiliates as part of a corporate transaction (including, without limitation, from an entity merged into or with the Company or any of its Affiliates, acquired by the Company or any of its Affiliates, or otherwise involved in a similar corporate transaction) shall not count against the number of shares reserved and available for issuance pursuant to this Plan.

(c) 162(m) Limitation. Notwithstanding anything to the contrary herein, during any time that the Company is subject to Section 162(m) of the Code, the maximum number of Shares with respect to which Options and Share Appreciation Rights that may be granted to any individual pursuant to this Plan in any one year shall not exceed the maximum number of Shares available for issue hereunder, as such number may change from time to time.

5. Options.

(a) General. Options may be granted to Eligible Persons in such form and having such terms and conditions as the Committee shall deem appropriate. The provisions of each Option grant shall be set forth in an Award Agreement.

(b) Term. The term of each Option shall be set by the Committee at the time of grant; provided, however, that no Option granted hereunder shall be exercisable after the tenth (10th) anniversary of the date it was granted (or, if such anniversary is not a business day in the United States, the next succeeding United States business day).

(c) Exercise Price. The exercise price per Share for each Option shall be set by the Committee and shall not be less than the Fair Market Value of the underlying Shares on the date of grant.

(d) Payment for Shares. Payment for Shares acquired pursuant to Options granted hereunder shall be made in full, upon exercise of the Options, (i) in immediately available funds, or by certified or bank cashier’s check or (ii) by any other means approved by the Committee.

(e) Vesting. Options shall vest and become exercisable in such manner, on such date or dates, or upon the achievement of any Performance Objectives, in each case, as may be determined by the Committee and set forth in the Award Agreement; provided, that, subject to Section 9 hereof, no Option shall vest prior to the second (2nd) anniversary of the date of grant. Except as otherwise specifically determined by the Committee or provided in the Plan, the vesting of an Option shall occur only while the Participant is employed or rendering services to the Employer, and all vesting shall cease upon a Participant’s Termination with the Employer for any reason. To the extent permitted by applicable law and determined by the Committee, vesting may be suspended during the period of any unpaid leave by a Participant and shall resume upon such Participant’s return to employment; provided, however, that in the case of a Participant who takes unpaid maternity leave, vesting shall not be suspended and shall continue for the longer of (x) one year or (y) the maximum maternity leave period that a Participant may take without adversely affecting such Participant’s ability to retain the position held at the time of commencement of such leave under the laws, regulations or customs of the country in which such Participant is then a resident or primarily employed.

(f) Termination of Employment or Service. Except as may otherwise be provided by the Committee in a Subplan or an applicable Award Agreement:

(i) In the event of a Participant’s Termination with the Employer prior to the Expiration Date for any reason other than (A) the Participant’s death or Disability, (B) a Qualifying Retirement, or (C) by the Employer for Cause, (1) all vesting with respect to such Participant’s Options shall cease, (2) all of such Participant’s unvested Options shall expire as of the date of such Termination, and (3) all of such Participant’s vested Options shall remain exercisable until the earlier of the Expiration Date and the date that is ninety (90) days after the date of such Termination.

(ii) In the event of a Participant’s Termination with the Employer prior to the Expiration Date by reason of such Participant’s death, Disability or Qualifying Retirement, (A) all of such Participant’s Options shall continue to vest in accordance with their original vesting schedule as if no such termination had occurred, and (B) such Options shall remain exercisable until the Expiration Date. In the event of a Participant’s death, such Participant’s Options shall be exercisable by the person or persons to whom a Participant’s rights under the Options pass by will or the applicable laws of descent and distribution until the Expiration Date.

(iii) In the event of a Participant’s Termination with the Employer prior to the Expiration Date by the Employer for Cause, all of such Participant’s Options (whether or not vested) shall immediately expire as of the date of such Termination.

6. Restricted Shares.

(a) General. Restricted Shares granted hereunder to Eligible Persons shall be in such form and shall contain such terms and conditions as the Committee shall deem appropriate. The terms and conditions of each Restricted Shares grant shall be evidenced by an Award Agreement. Subject to the restrictions set forth in Section 6(b), except as otherwise set forth in the applicable Award Agreement, the Participant shall generally have the rights and privileges of a shareholder as to such Restricted Shares, including the right to vote such Restricted Shares. Unless otherwise set forth in a Subplan or a Participant’s Award Agreement, cash dividends and share dividends, if any, with respect to the Restricted Shares shall be withheld by the Company for the Participant’s account, and shall be subject to vesting and forfeiture to the same degree as the Restricted Shares to which such dividends relate. Except as otherwise determined by the Committee, no interest will accrue or be paid on the amount of any cash dividends withheld.

(b) Restrictions on Transfer/Vesting. In addition to any other restrictions set forth in a Participant’s Award Agreement, until such time that the Restricted Shares have vested pursuant to the terms of the Award Agreement, the Participant shall not be permitted to sell, transfer, pledge, or otherwise encumber the Restricted Shares. Restricted Shares shall vest in such manner, on such date or dates, or upon the achievement of any Performance Objectives, in each case, as may be determined by the Committee and set forth in the Award Agreement; provided, that, subject to Section 9 hereof, no Restricted Share shall vest prior to the second (2nd) anniversary of the date of grant. Except as otherwise specifically determined by the Committee or provided in the Plan, the vesting of a Restricted Share shall occur only while the Participant is employed or rendering services to the Employer, and all vesting shall cease upon a Participant’s Termination with the Employer for any reason. To the extent permitted by applicable law and determined by the Committee, vesting may be suspended during the period of any unpaid leave by a Participant and shall resume upon such Participant’s return to employment; provided, however, that in the case of a Participant who takes unpaid maternity leave, vesting shall not be suspended and shall continue for the longer of (x) one year, or (y) the maximum maternity leave period that a Participant may take without adversely affecting such Participant’s ability to retain the position held at the time of commencement of such leave under the laws, regulations or customs of the country in which such Participant is then a resident or primarily employed.

(c) Termination of Employment or Service. Except as may otherwise be provided by the Committee in a Subplan or an applicable Award Agreement:

(i) In the event of a Participant’s Termination with the Employer prior to a vesting date for any reason other than (A) the Participant’s death or Disability, (B) a Qualifying Retirement, or (C) by the Employer for Cause, (1) all vesting with respect to such Participant’s Restricted Shares shall cease, and (2) as soon as practicable following such Termination, such unvested Restricted Shares shall be forfeited by the Participant to the Company as of the date of such Termination.

(ii) In the event of a Participant’s Termination with the Employer prior to a vesting date by reason of such Participant’s death, Disability or Qualifying Retirement, all of such Participant’s Restricted Shares shall continue to vest in accordance with their original vesting schedule as if no such termination had occurred.

(iii) In the event of a Participant’s Termination with the Employer for Cause prior to a vesting date, all of such Participant’s unvested Restricted Shares shall immediately be forfeited for no consideration as of the date of such Termination.

7. Restricted Share Units.

(a) General. The terms and conditions of each Restricted Share Unit grant shall be evidenced by an Award Agreement. Such Award Agreement may, at the discretion of the Committee, include payment for dividend equivalents.

(b) Vesting. Restricted Share Units shall vest in such manner, on such date or dates, or upon the achievement of any Performance Objectives, in each case, as may be determined by the Committee and set forth in the Award Agreement; provided, that, subject to Section 9 hereof, no Restricted Share Unit shall vest prior to the second (2nd) anniversary of the date of grant. Except as otherwise specifically determined by the Committee or provided in the Plan, the vesting of a Restricted Share Unit shall occur only while the Participant is employed or rendering services to the Employer, and all vesting shall cease upon a Participant’s Termination with the Employer for any reason. To the extent permitted by applicable law and determined by the Committee, vesting may be suspended during the period of any unpaid leave by a Participant and shall resume upon such Participant’s return to employment; provided, however, that in the case of a Participant who takes unpaid maternity leave, vesting shall not be suspended and shall continue for the longer of (x) one year, or (y) the maximum maternity leave period that a Participant may take without adversely affecting such Participant’s ability to retain the position held at the time of commencement of such leave under the laws, regulations or customs of the country in which such Participant is then a resident or primarily employed.

(c) Settlement of Restricted Share Units. Upon such date or dates designated in the applicable Award Agreement, unless earlier forfeited, the Company shall settle each Restricted Share Unit by delivering one Share (or the cash value of one Share, if so determined by the Committee).

(d) Termination of Employment or Service. Except as may otherwise be provided by the Committee in a Subplan or an applicable Award Agreement:

(i) In the event of a Participant’s Termination with the Employer prior to a vesting date for any reason other than (A) the Participant’s death or Disability, (B) a Qualifying Retirement, or (C) by the Employer for Cause, all vesting with respect to such Participant’s Restricted Share Units shall cease and any vested Restricted Share Units shall be settled in accordance with the settlement schedule set forth in the applicable Award Agreement.

(ii) In the event of a Participant’s Termination with the Employer prior to a vesting date by reason of such Participant’s death, Disability or Qualifying Retirement, all of such Participant’s Restricted Share Units shall continue to vest and settle as if no such termination had occurred.

(iii) In the event of a Participant’s Termination with the Employer for Cause prior to settlement, all of such Participant’s Restricted Share Units shall immediately be forfeited as of the date of such Termination.

8. Other Share-Based Awards.

The Committee is authorized, subject to limitations under applicable law, to grant to Participants such other Awards that may be denominated or payable in, valued in whole or in part by reference to, or otherwise based on, or related to, Shares, as deemed by the Committee to be consistent with the purposes of the Plan, including, without limitation, Share Appreciation Rights. The Committee may also grant Shares as a bonus, or may grant other Awards in lieu of obligations of the Company or an Affiliate to pay cash or deliver other property under this Plan or under other plans or compensatory arrangements, subject to such terms as shall be determined by the Committee. The terms and conditions applicable to each such Award shall be determined by the Committee and evidenced by an Award Agreement.

9. Adjustment for Recapitalization, Merger, etc.

(a) Capitalization Adjustments. The aggregate number of Shares that may be granted or purchased pursuant to Awards (as set forth in Section 4 hereof), the number of Shares covered by each outstanding Award, and the price per share thereof in each such Award shall be equitably and proportionally adjusted or substituted, as determined by the Committee in its sole discretion, as to the number, price, or kind of a Share or other consideration subject to such Awards (i) in the event of changes in the outstanding Shares or in the capital structure of the Company by reason of share dividends, share splits, reverse share splits, recapitalizations, reorganizations, mergers, consolidations, combinations, exchanges, or other relevant changes in capitalization occurring after the approval by the Committee of any such Award (including any Corporate Event, as defined below); (ii) in connection with any extraordinary dividend declared and paid in respect of Shares, whether payable in the form of cash, shares, or any other form of consideration; or (iii) in the event of any change in applicable laws or any other change in circumstances that results in or could result in any substantial dilution or enlargement of the rights granted to, or available for, Participants under the Plan.

(b) Corporate Events. Notwithstanding the foregoing, except as may otherwise be provided in an Award Agreement, in connection with (i) a merger or consolidation involving the Company in which the Company is not the surviving corporation; (ii) a merger or consolidation involving the Company in which the Company is the surviving corporation but the holders of Shares receive securities of another corporation and/or other property, including cash; (iii) a Change in Control; (iv) a sale, divesture, spin-off or other similar transaction in which any Affiliate of the Company ceases to be an Affiliate of the Company, with respect to outstanding Awards held by Participant’s that experience a Termination on account of such event only, or (v) the reorganization or liquidation of the Company (each, a “Corporate Event”), the Committee may, in its discretion, provide for any one or more of the following:

(1) that such Awards be assumed or substituted in connection with such Corporate Event, in which case, the Awards shall be subject to the adjustment set forth in subsection (a) above;

(2) that the vesting of any Awards shall be accelerated, subject to the consummation of such Corporate Event;

(3) that any or all vested and/or unvested Awards be cancelled as of the consummation of such Corporate Event, and that Participants holding Awards so cancelled will receive a payment in respect of cancellation of their Awards based on the amount of the per-share consideration being paid for the Shares in connection with such Corporate Event, less, in the case of Options, Share Appreciation Rights, and other Awards subject to exercise, the applicable exercise price; provided, however, that holders of Options, Share Appreciation Rights, and other Awards subject to exercise shall only be entitled to consideration in respect of cancellation of such Awards if the per-share consideration less the applicable exercise price is greater than zero (and to the extent the per-share consideration is less than or equal to the applicable exercise price, such Awards shall be cancelled for no consideration); and

(4) to the extent permissible under applicable law, that Awards be replaced with a cash incentive program that preserves the value of the Awards so replaced (determined as of the consummation of the Corporate Event), with subsequent payment of cash incentives subject to the same vesting conditions as applicable to the Awards so replaced, and payment to be made within thirty (30) days of the applicable vesting date.

Payments to holders pursuant to clause (3) above shall be made in cash or, in the sole discretion of the Committee, in the form of such other consideration necessary for a Participant to receive property, cash, or securities (or combination thereof) as such Participant would have been entitled to receive upon the occurrence of the transaction if the Participant had been, immediately prior to such transaction, the holder of the number of Shares covered by the Award at such time (less any applicable exercise price). In addition, in connection with any Corporate Event, prior to any payment or adjustment contemplated under this subsection (b), the Committee may require a Participant to (i) represent and warrant as to the unencumbered title to his Awards, (ii) bear such Participant’s pro rata share of any post-closing indemnity obligations, and be subject to the same post-closing purchase price adjustments, escrow terms, offset rights, holdback terms, and similar conditions as the other holders of Shares; and (iii) deliver customary transfer documentation as reasonably determined by the Committee.

(c) Fractional Shares. Any adjustment provided under this Section 9 may provide for the elimination of any fractional share that might otherwise become subject to an Award.

10. Use of Proceeds.

The proceeds received from the sale of Shares pursuant to the Plan shall be used for general corporate purposes.

11. Rights and Privileges as a Shareholder.

Except as otherwise specifically provided in the Plan, no person shall be entitled to the rights and privileges of share ownership in respect of Shares that are subject to Awards hereunder until such shares have been issued to that person.

12. No Other Entitlements.

(a) No individual shall have any claim or right to be granted an Award under the Plan or, having been selected for the grant of an Award, to be selected for a grant of any other Award.

(b) Neither the Plan nor any action taken hereunder shall be construed as giving any individual any right to be retained in the employ or service of the Company or an Affiliate of the Company.

(c) Except as may be otherwise specifically stated in any other employee benefit plan, policy or program, neither any Award under this Plan nor any amount realized from any such Award shall be treated as compensation for the purpose of calculating an employee’s benefit under any benefit plan, policy or program.

13. Compliance with Laws.

The obligation of the Company to deliver Shares upon vesting and/or exercise of any Award shall be subject to all applicable laws, rules and regulations, and to such approvals by governmental agencies as may be required. The Company shall be under no obligation to register for sale or resale under any applicable laws, rules and regulations any of the Shares to be offered or sold under the Plan or any Shares issued upon exercise or settlement of Awards. If the Shares offered for sale or sold under the Plan are offered or sold pursuant to an exemption from registration under the Securities Act, the Company may restrict the transfer of such shares and may legend the Share certificates representing such shares in such manner as it deems advisable to ensure the availability of any such exemption.

14. Withholding Obligations.

As a condition to the vesting and/or exercise of any Award, the Committee may require that a Participant satisfy, through deduction or withholding from any payment of any kind otherwise due to the Participant, or through such other arrangements as are satisfactory to the Committee, the amount of all federal, state, and local income and other taxes or other mandatory payments of any kind required or permitted to be withheld in connection with such vesting and/or exercise, as well as amounts payable to any third party for escrow services and escrow fees, bank fees, exercise fees, account fees and other related fees and expenses. The Committee, in its discretion, may permit Shares to be used to satisfy such withholding requirements and fee payments, and such shares shall be valued at their Fair Market Value as of the date they are so used; provided, however, that the aggregate Fair Market Value of the number of Shares that may be used to satisfy tax withholding requirements may not exceed the minimum statutorily required withholding amount with respect to such Award.

15. Transferability.

Each Award granted under the Plan will not be transferable or assignable by the recipient, and may not be made subject to execution, attachment or similar procedures, other than by will or the laws of descent and distribution or as determined by the Committee pursuant to the terms of any Award Agreement in accordance with any other applicable law, rule or regulation.

16. Amendment of the Plan or Awards.

(a) Amendment of Plan. The Board at any time, and from time to time, may amend the Plan; provided, however, that the Board shall not, without shareholder approval, make any amendment to the Plan that requires shareholder approval pursuant to applicable law or the applicable rules of the national securities exchange on which the Shares are principally listed.

(b) Amendment of Awards. The Board or the Committee, at any time, and from time to time, may amend the terms of any one or more Awards; provided, however, that the rights under any Award shall not be impaired by any such amendment unless the Participant consents in writing (it being understood that no action taken by the Board or the Committee that is expressly permitted under the Plan, including, without limitation, any actions described in Section 9 hereof, shall constitute an amendment of an Award for such purpose). Notwithstanding the foregoing, subject to the limitations of applicable law, if any, and without an affected Participant’s consent, the Board or the Committee may amend the terms of any one or more Awards if necessary to bring the Award into compliance with any applicable tax legislation, rule, regulation or guidance (even if issued or amended after the Effective Date), including without limitation Section 409A of the Code and Department of Treasury regulations and other interpretive guidance issued thereunder.

(c) No Repricing of Awards without Shareholder Approval. Notwithstanding subsection (a) or (b) above, or any other provision of the Plan, repricing of Awards shall not be permitted without shareholder approval. For this purpose, a “repricing” means any of the following (or any other action that has the same effect as any of the following): (i) changing the terms of an Award to lower its exercise price (other than on account of capital adjustments resulting from share splits, etc., as described in Section 9(a)); (ii) any other action that is treated as “repricing” under generally accepted accounting principals; and (iii) repurchasing for cash or canceling an Award in exchange for another Award at a time when its exercise price is greater than the Fair Market Value of the underlying Shares, unless the cancellation and exchange occurs in connection with an event set forth in Section 9(b).

17. Termination or Suspension of the Plan.

The Board may suspend or terminate the Plan at any time. Unless sooner terminated, the Plan shall terminate on the day before the fifth (5th) anniversary of the Effective Date. No Awards may be granted under the Plan while the Plan is suspended or after it is terminated.

18. Effective Date of the Plan.

The Plan is effective as of the Effective Date.

19. Miscellaneous.

(a) Certificates. Shares acquired pursuant to Awards granted under the Plan may be evidenced in such a manner as the Committee shall determine. If certificates representing Shares are registered in the name of the Participant, the Committee may require that such certificates bear an appropriate legend referring to the terms, conditions, and restrictions applicable to such Shares, that the Company retain physical possession of the certificates, and that the Participant deliver a stock power to the Company, endorsed in blank, relating to the Shares. Notwithstanding the foregoing, the Committee may determine, in its sole discretion, that the Shares shall be held in book entry form rather than delivered to the Participant pending the release of any applicable restrictions.

(b) Delay in Delivery.

(i) The Company is relieved from any liability for the nonissuance or nontransfer, or for any delay in the issuance or transfer of any Shares subject to Awards, resulting from the inability of the Company to obtain, or from any delay in obtaining, from any regulatory body having jurisdiction or authority, any requisite approval to issue or transfer any such Shares, if counsel for the Company deems such approval necessary for the lawful issuance or transfer thereof.

(ii) Without limiting the generality of the foregoing, the Company shall not have any obligation or liability as a result of any delay in issuing any certificate evidencing Shares or in the delivery thereof to Participants, or any act or omission of any Company-designated brokerage firm in relation to Shares.

(c) Escrow Agreement. The Committee may require a Participant who receives an Award to enter into an escrow or trustee agreement providing that such Award, or Shares distributed in connection with the vesting, settlement or exercise thereof, will remain in the physical custody of an escrow holder or trustee, as necessary to satisfy applicable local law or otherwise determined to be in the best interests of the Company by the Committee in its discretion.

(d) Clawback/Recoupment Policy. Notwithstanding anything contained herein to the contrary, all Awards granted under the Plan shall be and remain subject to any incentive compensation clawback or recoupment policy currently in effect or as may be adopted by the Board, and in each case, as may be amended from time to time. Any such policy adoption or amendment shall in no event require the prior consent of any Participant.

(e) Provision for Foreign Participants. Awards may be granted to Participants who are foreign nationals or employed outside Israel, or both, on such terms and conditions different from those applicable to Awards to Participants employed in Israel as may be necessary or desirable, in the discretion of the Committee, in order to recognize differences in local law or tax policy. The Committee may also impose conditions on the exercise or vesting of Awards in order to minimize the Company’s obligation with respect to tax equalization for Participants on assignments outside their home countries.

(f) Payments Following Accidents or Illness. If the Committee shall find that any person to whom any amount is payable under the Plan is unable to care for his affairs because of illness or accident, or is a minor, or has died, then any payment due to such person or his estate (unless a prior claim therefor has been made by a duly appointed legal representative) may, if the Committee so directs the Company, be paid to his spouse, child, relative, an institution maintaining or having custody of such person, or any other person deemed by the Committee to be a proper recipient on behalf of such person otherwise entitled to payment. Any such payment shall be a complete discharge of the liability of the Committee and the Company therefor.

(g) Governing Law. The Plan shall be governed by and construed in accordance with the internal laws of the State of Israel without reference to the principles of conflicts of laws thereof.

(h) Funding. No provision of the Plan shall require the Company, for the purpose of satisfying any obligations under the Plan, to purchase assets or place any assets in a trust or other entity to which contributions are made or otherwise to segregate any assets, nor shall the Company maintain separate bank accounts, books, records, or other evidence of the existence of a segregated or separately maintained or administered fund for such purposes.

(i) Restrictions. The Committee shall have the power to impose such other restrictions on Awards as it may deem necessary or appropriate to ensure that such Awards satisfy all requirements for favorable tax treatment under Section 162(m)(4)(C) of the Code, Section 102 of the Israeli Tax Ordinance or any other applicable tax law provision.

(j) No Limitation on Compensation. Nothing in the Plan shall be construed to limit the right of the Company to establish other plans or to pay compensation to its employees, officers or directors in cash or property, in a manner that is not expressly authorized under the Plan.

(k) No Constraint on Corporate Action. Nothing in the Plan shall be construed (i) to limit, impair or otherwise affect the Company’s right or power to make adjustments, reclassifications, reorganizations or changes of its capital or business structure, or to merge or consolidate, or dissolve, liquidate, sell or transfer all or any part of its business or assets, or (ii) except as provided in Section 15 or 17, to limit the right or power of the Company or any subsidiary or affiliate to take any action that such entity deems to be necessary or appropriate.

(l) Reliance on Reports. Each member of the Committee and each member of the Board shall be fully justified in relying, acting or failing to act, and shall not be liable for having so relied, acted, or failed to act in good faith, upon any report made by the independent public accountant of the Company and its Affiliates and upon any other information furnished in connection with the Plan by any person or persons other than such member.

(m) Titles and Headings. The titles and headings of the sections in the Plan are for convenience of reference only, and in the event of any conflict, the text of the Plan, rather than such titles or headings, shall control.

*            *             *